For Information, Contact:
Company Contact:

Jeff Unger, Investor Relations
(561) 514-0115

Andrew Bard, Weber Shandwick
(212) 445-8368


           CASUAL MALE RETAIL GROUP INC. ANNOUNCES THIRD QUARTER
                           FISCAL 2004 RESULTS

CANTON, Mass., November 18, 2004 -- Casual Male Retail Group, Inc. (NASDAQ/NMS: "CMRG"), retail brand operator of Casual Male Big & Tall and Rochester Big & Tall and the exclusive retailer of George Foreman's clothing collection, today announced its operating results for the third quarter and nine months ended October 30, 2004. On October 29, 2004, the Company completed its acquisition of substantially all of the assets of Rochester Big & Tall Clothing ("Rochester") and its operating results are included in the Company's results of operations for the third quarter and nine months of fiscal 2004 from that date.

For the third quarter of fiscal 2004, the Company reported operating income of $0.8 million as compared to $2.3 million for the third quarter of fiscal 2003. The Company reported a loss from continuing operations for the third quarter of fiscal 2004 of $1.0 million, or $(0.03) per share, compared to a loss of $1.4 million, or $(0.04) per share, for the third quarter of fiscal 2003. Assuming a normalized tax rate of 37%, the loss from continuing operations for the third quarter of fiscal 2004 was $(0.02) per share as compared to $(0.03) per share for the third quarter of fiscal 2003.

Net loss for the third quarter of fiscal 2004 was $1.4 million, or $(0.04) per share, compared to a net loss of $1.2 million, or $(0.03) per share, for the third quarter of fiscal 2003. For the nine months ended October 30, 2004, the Company reported a net loss of $6.4 million, or $(0.18) per share, as compared to a net loss of $3.3 million, or $(0.09) per share for the nine months of the prior year. Included in the net loss for the third quarter and nine months ended October 30, 2004, was a loss from discontinued operations of approximately $0.3 million, or $(0.01) per share, and $1.9 million, or $(0.05) per share, related to the continued closure of the Levi's(r)/Dockers(r) outlet stores.

As previously reported, comparable store sales for Casual Male Big & Tall business increased 1.6% for the third quarter of fiscal 2004 and increased 5.1% for the nine months ended October 30, 2004.

"While Casual Male's big and tall sales during the first nine months of the year benefited from the new merchandising strategies and our merchandise margins were steady in comparison to last year, higher occupancy costs resulted in a 60 basis point drop in Casual Male's gross margin rate during this year's third quarter. Meanwhile, operating expenses rose during the quarter primarily as a result of professional fees associated with compliance of Section 404 of Sarbanes-Oxley and the start-up losses of the opening of Casual Male stores at Sears-Canada. During the quarter, the Company benefited from the reversal of certain accrued liabilities as a result of revising estimates based on more recent experience," stated Dennis R. Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer of CMRG.

The Company also announced today that the Company has signed a letter of intent, subject to the negotiation of a definitive agreement, buyer's due diligence and other normal closing conditions, to sell its remaining 32 Levi's(r)/Dockers(r) Outlet stores to an unnamed affiliate of a privately held United States retailer for an undisclosed purchase price. Although there can be no certainty, the sale is targeted to close on November 24, 2004, assuming the execution of a definitive agreement and the satisfaction of all closing conditions. The proceeds from the sale will be used to reduce Casual Male's outstanding debt under its revolving line of credit.

Operating Results by Business Segment

The following table reflects operating results by segment for the Company's third quarter and nine months of fiscal 2004 and for the corresponding periods of the prior year. These segment results have been prepared on a basis consistent with the presentation in the Company's recent Form 10-K and Form 10-Q filings. The Company's Casual Male Business segment includes the results of operations from its Rochester business from October 29, 2004. Historically, the Company has allocated its administrative expenses among its business segments. For the third quarter of fiscal 2004, the Company eliminated this allocation and as a result all administrative expenses will be reported as part of the Casual Male business. For comparability, all prior period allocations have been reclassified to conform to the third quarter fiscal 2004 presentation.

For the three months
ended:			 October 30, 2004		      November 1, 2003
(in millions)              Other                          Other
                  Casual  Branded               Casual   Branded
                   Male   Apparel    Combined     Male   Apparel   Combined
                 business  business   Company   business  business  Company
                 ----------------------------------------------------------
Sales            $  74.6  $  19.3    $  93.9   $  73.0   $  24.9   $  97.9
Gross margin,
 net of
 occupancy costs    30.3      5.0       35.3      30.1      8.2       38.3
Gross margin rate   40.6%    25.9%      37.6%     41.2%    32.9%      39.1%
Selling, general
 and administrative 29.3      2.9       32.2      28.5      5.3       33.8
Provision (reversal)
 for impairment of
 assets, store
 closings and
 severance            -      (0.6)      (0.6)       -        -          -
Depreciation and
 amortization        2.5      0.4        2.9       1.7      0.5        2.2
                 ----------------------------------------------------------
Operating income
(loss)           $  (1.5)  $  2.3    $   0.8   $  (0.1)   $ 2.4     $  2.3
                 ==========================================================


For the nine months ended:
(in millions)	      October 30, 2004		      November 1, 2003
                           Other                          Other
                  Casual   Branded               Casual   Branded
                   Male    Apparel    Combined     Male   Apparel   Combined
                 business  business   Company   business  business  Company
                 ----------------------------------------------------------
Sales            $  234.3  $  64.0   $  298.3  $  224.8  $  61.1   $ 285.9
Gross margin, net
 of occupancy costs  96.2     15.3      111.5      92.5     16.1     108.6
Gross margin rate    41.1%    23.9%      37.4%     41.1%    26.4%     38.0%
Selling, general and
 administrative      90.5     12.9      103.4      83.7     13.7      97.4
Provision (reversal)
 for impairment of
 assets, store
 closings and
 severance            -       (0.6)      (0.6)       -        -          -
Depreciation and
 amortization         6.6      1.5        8.1       4.9      1.3       6.2
                 ---------------------------------------------------------
Operating income
(loss)            $  (0.9)  $  1.5    $   0.6    $  3.9   $  1.1    $  5.0
                  =========================================================

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), our above discussion refers to a normalized tax rate, which is a non-GAAP measure. Normalized tax basis reflects a 37% effective tax rate on pre-tax income. The Company believes that the inclusion of such non-GAAP measure helps investors to gain a better understanding of the Company's performance, especially when comparing such results to previous periods or forecasts. However, the non-GAAP financial measures included in this press release are not meant to be considered superior to or as a substitute for results of operations prepared in accordance with GAAP. The following table shows the reconciliation of the loss from continuing operations for the third quarter of fiscal 2004 and fiscal 2003 on a GAAP basis effected for the adjustment for normalized taxes:

For the three months ended:      October 30 ,2004          November 1, 2003
(in thousands, except per                  Per share             Per share
 share data)                               basic and             basic and
                                            diluted               diluted
                             -----------------------  ---------------------
Loss from continuing operations  $(1,044)   $(0.03)     $ (1,428)   $(0.04)
Income tax benefit, assuming
 normalized tax rate of 37%          386      0.01           528      0.01
                             -----------------------------------------------
Adjusted loss from continuing
 operations, after normalized
 tax rate                        $  (658)   $(0.02)     $  (900)    $(0.03)
                             ===============================================

Weighted average number of
common shares outstanding:
   basic and diluted                        34,209                   35,992


CMRG will conduct a conference call to discuss its third quarter earnings results today at 11:00 a.m. Eastern Time at www.casualmale.com/investor. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

Casual Male will be reporting monthly comparable store sales for Rochester, which includes its 22 stores and its direct to consumer businesses, separately from the Casual Male Big & Tall stores beginning with November 2004 sales.

CMRG, the largest retailer of big and tall men's apparel with retail operations throughout the United States and Canada, operates 496 Casual
Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, 13 Casual Male at Sears-Canada stores, 32 Levi's(r) Outlet by Designs and Dockers(r) Outlet by Designs stores and 22 Rochester Big & Tall stores and direct to consumer business. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the NASDAQ National Market under the symbol "CMRG."


This press release contains forward-looking statements within the meaning of the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company in this press release and elsewhere as a result of numerous risks and uncertainties. The Company encourages readers to refer to its prior filings with the Securities and Exchange Commission, including, without limitation, its Current Report on Form 8-K filed on April 14, 2004, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

                              [Tables to follow]




















                     CASUAL MALE RETAIL GROUP, INC.
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share data)
                              (Unaudited)

                           For the three months ended  For the nine months ended
                                10/30/2004   11/1/2003   10/30/2004   11/1/2003
                                ----------------------  -----------------------
Sales                           $  93,922   $  97,910     $ 298,239  $ 285,901

Cost of goods sold
including occupancy                58,663      59,597       186,696    177,299
                                ---------   ---------     ----------  --------
Gross profit                       35,259      38,313       111,543    108,602
Expenses:
Selling, general and
 administrative                    32,152      33,793       103,434     97,441
Provision (reversal) for impairment
 of assets, store closings and
 severance                           (591)        -            (591)       -
Depreciation and amortization       2,864       2,241         8,144      6,177
                                 --------   ---------     ---------  ---------
Total expenses                     34,425      36,034       110,987    103,618

Operating income                      834       2,279           556      4,984

Other income (expense), net           -          (425)          308       (425)
Interest expense, net              (1,878)     (3,135)       (6,035)    (8,996)
                                 --------   ---------     ---------  ---------
Loss from continuing operations
 before minority interest and
 income taxes                      (1,044)     (1,281)       (5,171)    (4,437)

Minority interest                      -          147          (701)        55
Income taxes                           -           -             -          -
                                 ---------   ---------       --------   -------
Loss from continuing operations    (1,044)     (1,428)       (4,470)    (4,492)

Income (loss) from discontinued
 operations                          (322)        224        (1,891)     1,192
                                 ----------  ---------     ---------  --------
Net loss                        $  (1,366)  $  (1,204)    $  (6,361) $  (3,300)
                                 =========   =========     =========  =========
Net loss per share
- basic and diluted
Loss from continuing operations ($0.03) ($0.04) ($0.13) ($0.13) Income (loss) from discontinued
 operations                        ($0.01)     $0.01       ($0.05)       $0.03
                                 ----------  ---------    ---------   ---------
Net loss                           ($0.04)    ($0.03)      ($0.18)      ($0.09)

Weighted-average number
of common shares
outstanding:
Basic and Diluted                   34,209     35,992       34,607      35,855




                      CASUAL MALE RETAIL GROUP, INC.
                        CONSOLIDATED BALANCE SHEETS
                    October 30, 2004 and January 31, 2004
                              (In thousands)


                                    October 30,           January 31,
                                       2004                  2004
                                    -----------          -----------
ASSETS                              (unaudited)

Cash and investments                  $  6,387             $  4,179
Note receivable                          5,368                  -
Inventories                            122,408               98,673
Other current assets                    11,263               10,831
Property and equipment, net             72,584               68,345
Goodwill and other intangibles          88,391               81,306
Other assets                             9,127                9,408
                                     ---------            ---------
 Total assets                        $ 315,528            $ 272,742
                                     =========            =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses
 and other liabilities              $   73,628            $  59,155
Notes payable                           51,498                3,623
Restructuring reserves                   2,024                2,945
Long-term debt, net of current
 portion                               119,430              122,374
Minority interest                          -                  3,804
Stockholders' equity                    68,948               80,841
                                    ----------            ---------
 Total liabilities and
  stockholders' equity              $  315,528            $ 272,742
                                    ==========            =========